Exhibit 99.1

FOR IMMEDIATE RELEASE                                         Contact: John Kyte
April 11, 2000                                                      803-933-4212



                  SAFETY-KLEEN RETAINS LAZARD FRERES & CO., LLC


         Columbia, S.C. -- Safety-Kleen Corp. announced today that it has retained the services of global investment bank Lazard Freres & Co. LLC, as corporate restructuring financial advisor. Based in New York, London and Paris with over 2,700 employees worldwide, Lazard is one of the most respected corporate advisors in the financial community.

         "Lazard's distinguished reputation and expertise in corporate restructuring is internationally recognized," stated Dave Thomas, Chairman of the Safety-Kleen Board's Executive Committee. "We look forward to working with them."

         Lazard will assist and advise Safety-Kleen regarding capital structure and long-range financial planning.

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